Exhibit 99.1

Antero Resources Reports First Quarter 2022 Financial and Operational Results

Denver, Colorado, April 27, 2022—Antero Resources Corporation (NYSE: AR) (“Antero Resources”, “Antero”, or the “Company”) today announced its first quarter 2022 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

First Quarter 2022 Highlights Include:

•	Net production averaged 3.2 Bcfe/d, including 160 MBbl/d of liquids
•	Realized pre-hedge natural gas equivalent price of $6.04 per Mcfe, a $1.09 per Mcfe premium to NYMEX pricing

o  Realized pre-hedge natural gas price of $5.01 per Mcf, a $0.06 per Mcf premium to NYMEX pricing

o  Realized C3+ NGL price of $61.55 per barrel, or 65% of WTI, a 51% increase from the prior year period

•	Net loss was $156 million, Adjusted Net Income was $360 million (Non-GAAP)
•	Adjusted EBITDAX was $707 million (Non-GAAP); net cash provided by operating activities was $566 million
•	Free Cash Flow was $465 million before Changes in Working Capital (Non-GAAP)
•	Repurchased $100 million of shares during the quarter at an average price of $27.11 per share
•	Total long-term debt and Net Debt at quarter end was $1.96 billion
•	Net Debt to trailing last twelve month Adjusted EBITDAX declined to 1.1x (Non-GAAP)

Paul Rady, Chairman, Chief Executive Officer and President of Antero Resources commented, “Antero’s first quarter results highlight our substantial exposure to rising commodity prices. We realized the highest quarterly NGL price in company history and benefited from direct exposure to NYMEX natural gas prices. During the quarter we sold approximately 75% of our natural gas into NYMEX-priced natural gas hubs, including the LNG fairway along the Gulf Coast and the Cove Point LNG facility in the Mid-Atlantic region. As LNG export demand increases, we are uniquely positioned to benefit from increasing prices due to our 2.3 Bcf/d of firm transportation delivered into these LNG fairways. We are currently selling nearly 1 Bcf/d of natural gas directly to LNG facilities on a mix of long-term and short-term contracts. As this market grows and develops we intend to utilize our significant firm transportation portfolio to increase our exposure.”

Michael Kennedy, Chief Financial Officer of Antero Resources said, “We initiated our return of capital program by repurchasing $100 million of AR shares during the last six weeks of the first quarter, which approximated 25% of our first quarter Free Cash Flow estimate. As previously communicated, we expect to use approximately 25% of Free Cash Flow for share repurchases until the borrowings on our credit facility are repaid. Our current estimate forecasts the credit facility to be repaid later in the second quarter and we then intend to increase our return of capital to greater than 50% of Free Cash Flow. Looking ahead, we expect in excess of $2.5 billion of Free Cash Flow in 2022 and approximately $10 billion of Free Cash Flow through 2026, based on current commodity prices. This Free Cash Flow outlook allows us to continue to reduce debt while also returning substantial capital to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Debt Reduction

As of March 31, 2022, Antero’s total debt was $1.96 billion, including $388 million of borrowings under the Company’s revolving credit facility. Net Debt to trailing twelve month Adjusted EBITDAX was 1.1x. During the first quarter, Antero redeemed all $585 million of outstanding senior notes due 2025 at 101.25% of par, plus accrued and unpaid interest. The Company used cash on hand and borrowings under its revolving credit facility to fund this senior note redemption. Borrowings under the credit facility utilized to fund the redemption are expected to be paid down during the second quarter of 2022 with Free Cash Flow.

Share Repurchase Program

In February, Antero’s Board of Directors authorized a share repurchase program for the Company to repurchase up to $1.0 billion of its outstanding common stock. During the first quarter of 2022, Antero repurchased 3.7 million shares for $100 million at an average share price of $27.11.

Free Cash Flow

During the first quarter, Antero generated $465 million of Free Cash Flow before Changes in Working Capital. Free Cash Flow after Changes in Working Capital was $315 million.

	Three Months Ended March 31,
	2021	2022
Net cash provided by operating activities	$563,731	565,673
Less: Net cash used in investing activities	(122,975)	(215,117)
Less: Proceeds from sale of assets, net	—	(195)
Less: Distributions to non-controlling interests in Martica	(24,699)	(35,757)
Free Cash Flow	$416,057	314,604
Changes in Working Capital (1)	(96,369)	150,474
Free Cash Flow before Changes in Working Capital	$319,688	465,078

(1)  Working capital adjustments in the first quarter of 2022 include $136.0 million in changes in current assets and current liabilities and a $14.5 million decrease in accounts payable and accrued liabilities for additions to property and equipment.

First Quarter 2022 Financial Results

Net loss was $156 million, or $0.50 per diluted share, compared to net loss of $15 million, or $0.05 per diluted share, in the prior year period. Adjusted Net Income was $360 million, or $1.15 per diluted share, compared to Adjusted Net Income of $183 million, or $0.62 per diluted share, in the prior year period.

Adjusted EBITDAX was $707 million, a 36% increase compared to the prior year quarter, driven by higher realized natural gas and NGL prices.

Net daily natural gas equivalent production in the first quarter averaged 3.2 Bcfe/d, including 160 MBbl/d of liquids, as detailed in the table below. As completion activity accelerates through the second quarter of 2022, production is expected to increase to a range of 3.3 to 3.4 Bcfe/d in the second half of 2022.

Antero’s average realized natural gas price before hedging was $5.01 per Mcf, representing a 44% increase compared to the prior year period. Antero realized a $0.06 per Mcf premium to the average NYMEX Henry Hub. The premium to NYMEX was negatively impacted by the sharp increase in the natural gas price on the final trading day for the February natural gas contract, resulting in a settlement price of $6.27 per Mcf, followed by a subsequent decline in natural gas daily prices for the month. However, Antero expects realized natural gas prices, before hedges, to be a premium of $0.15 to $0.25 per Mcf for the full year 2022, unchanged from prior guidance. Antero’s ability to capture a premium to NYMEX is a result of selling the majority of its gas into the NYMEX-based LNG fairways. In the first quarter, Antero sold approximately 75% of its natural gas into these premium priced, NYMEX-related hubs.

The following table details the components of average net production and average realized prices for the three months ended March 31, 2022:

	Three Months Ended March 31, 2022
					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,207	8,042	107,086	44,501	3,165

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$5.01	$87.45	$61.55	$16.74	$6.04
NYMEX average price	$4.95	$94.45			$4.95
Premium / (Differential) to NYMEX	$0.06	$(7.00)			$1.09
Settled commodity derivatives (1)	$(1.41)	$(0.69)	$(0.41)	$(0.11)	$(1.01)
Average realized prices after settled derivatives	$3.60	$86.76	$61.14	$16.63	$5.03
Premium / (Differential) to NYMEX	$(1.35)	$(7.69)			$0.08

(1)   These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and all oil and C3+ NGL derivative instruments during the three months ended March 31, 2022.

Antero’s average realized C3+ NGL price was $61.55 per barrel, a 51% increase versus the prior year period. Antero shipped 53% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.04 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 47% of C3+ NGL net production at a $0.04 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 107,086 Bbl/d of net C3+ NGL production was $61.14 per barrel, which was flat with Mont Belvieu pricing.

	Three Months Ended March 31, 2022
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	57,163	53%	$0.04
Remaining C3+ NGL volume	Hopedale, OH	49,923	47%	$(0.04)
Total C3+ NGLs/Blended Premium		107,086	100%	$0.00

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.33 per Mcfe in the first quarter, a 3% increase compared to $2.26 per Mcfe average during the first quarter of 2021. The increase was due primarily to higher production taxes as a result of higher commodity prices during the quarter.

Net marketing expense was $0.10 per Mcfe in the first quarter, an increase from a gain of $0.01 per Mcfe during the first quarter of 2021. The gain in the year ago period was due to higher third party marketing volumes during Winter Storm Uri.

First Quarter 2022 Operating Update

Antero placed 15 horizontal Marcellus wells to sales during the first quarter with an average lateral length of 12,707 feet. Nine of these wells have been online for at least 60 days and the average 60-day rate per well was 25.5 MMcfe/d, including approximately 1,416 Bbl/d of liquids assuming 25% ethane recovery.

First Quarter 2022 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended March 31, 2022, were $175 million. For a reconciliation of accrued capital expenditures to cash capital expenditures see the table in the Non-GAAP Financial Measures section.

In addition to capital invested in drilling and completion costs, the Company invested $24 million in land during the first quarter. A portion of the land capital was used to acquire 2,500 net acres which hold approximately 11 incremental drilling locations at an average cost of less than $1 million per location. In addition to the incremental locations added, Antero also acquired minerals in its Marcellus area of development to increase its net revenue interest in future drilling locations.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the first quarter of 2022. As of March 31, 2022, the Company has hedged 313 Bcf of natural gas for the remainder of 2022 at a weighted average index price of $2.49 per MMBtu and 16 Bcf of natural gas in 2023 at a weighted average index price of $2.37 per MMBtu.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, April 28, 2022 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, May 5, 2022 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726236. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, May 5, 2022 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss). The following table reconciles net income (loss) to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2021	2022
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(15,499)	(156,419)
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	4,395	(18,277)
Unrealized commodity derivative losses	183,078	725,994
Amortization of deferred revenue, VPP	(11,150)	(9,272)
Loss on sale of assets	—	1,786
Impairment of oil and gas properties	34,062	22,462
Equity-based compensation	5,642	4,649
Loss on early extinguishment of debt	43,204	10,654
Loss on convertible note equitization	39,046	—
Equity in earnings of unconsolidated affiliate	(18,694)	(25,178)
Contract termination	91	8
Tax effect of reconciling items (1)	(66,243)	(169,716)
	197,932	386,691
Martica adjustments (2)	(14,947)	(26,430)
Adjusted Net Income	$182,985	360,261

Fully Diluted Shares Outstanding	296,746	314,081

(1)       Deferred taxes were 24% and 23% for 2021 and 2022, respectively.

(2)       Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31, 2021	March 31, 2022
Credit Facility	$—	387,700
5.000% senior notes due 2025	584,635	—
8.375% senior notes due 2026	325,000	325,000
7.625% senior notes due 2029	584,000	584,000
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	81,570	81,570
Unamortized discount, net	(27,772)	—
Unamortized debt issuance costs	(21,989)	(18,326)
Total long-term debt	$2,125,444	1,959,944
Less: Cash and cash equivalents	—	—
Net Debt	$2,125,444	1,959,944

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, less proceeds from asset sales and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate return of capital. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months and years ended March 31, 2021 and 2022. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended March 31,
	2021	2022
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(15,499)	(156,419)
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	4,395	(18,277)
Unrealized commodity derivative losses	183,078	725,994
Amortization of deferred revenue, VPP	(11,150)	(9,272)
Loss on sale of assets	—	1,786
Interest expense, net	42,743	37,713
Loss on early extinguishment of debt	43,204	10,654
Loss on convertible note equitizations	39,046	—
Income tax benefit	(2,946)	(53,092)
Depletion, depreciation, amortization, and accretion	194,814	170,832
Impairment of oil and gas properties	34,062	22,462
Exploration expense	219	898
Equity-based compensation expense	5,642	4,649
Equity in earnings of unconsolidated affiliate	(18,694)	(25,178)
Dividends from unconsolidated affiliate	42,756	31,285
Contract termination, transaction expense and other	2,382	48
	544,052	744,083
Martica related adjustments (1)	(24,562)	(37,201)
Adjusted EBITDAX	$519,490	706,882

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$519,490	706,882
Martica related adjustments (1)	24,562	37,201
Interest expense, net	(42,743)	(37,713)
Exploration expense	(219)	(898)
Changes in current assets and liabilities	60,487	(136,025)
Transaction expense	(2,291)	—
Other items	4,445	(3,774)
Net cash provided by operating activities	$563,731	565,673

(1)       Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
March 31,
2022
Reconciliation of net loss to Adjusted EBITDAX:
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(327,819)
Net income and comprehensive income attributable to noncontrolling interests	10,118
Unrealized commodity derivative losses	1,291,456
Payments for derivative monetizations	4,569
Amortization of deferred revenue, VPP	(43,358)
Gain on sale of assets	(446)
Interest expense, net	176,838
Loss on early extinguishment of debt	60,641
Loss on convertible note equitizations	11,731
Income tax benefit	(124,223)
Depletion, depreciation, amortization, and accretion	721,847
Impairment of oil and gas properties	78,923
Exploration expense	7,245
Equity-based compensation expense	19,444
Equity in earnings of unconsolidated affiliate	(83,569)
Dividends from unconsolidated affiliate	125,138
Contract termination, transaction expense and other	5,266
1,933,801
Martica related adjustments (1)	(129,107)
Adjusted EBITDAX	$1,804,694

(1)       Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended March 31,
	2021	2022
Drilling and completion costs (cash basis)	$105,131	184,557
Change in accrued capital costs	35,753	(9,744)
Adjusted drilling and completion costs (accrual basis)	$140,884	174,813

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, cybersecurity risks, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

For more information, contact Michael Kennedy, Chief Financial Officer of Antero Resources at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	March 31,
	2021	2022
Assets
Current assets:
Accounts receivable	$78,998	45,755
Accrued revenue	591,442	660,884
Derivative instruments	757	263
Other current assets	14,922	17,874
Total current assets	686,119	724,776
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,042,118	1,001,420
Proved properties	12,646,303	12,786,692
Gathering systems and facilities	5,802	5,802
Other property and equipment	116,522	123,824
	13,810,745	13,917,738
Less accumulated depletion, depreciation, and amortization	(4,283,700)	(4,384,971)
Property and equipment, net	9,527,045	9,532,767
Operating leases right-of-use assets	3,419,912	3,285,337
Derivative instruments	14,369	10,516
Investment in unconsolidated affiliate	232,399	234,390
Other assets	16,684	15,714
Total assets	$13,896,528	13,803,500

Liabilities and Equity
Current liabilities:
Accounts payable	$24,819	67,769
Accounts payable, related parties	76,240	73,259
Accrued liabilities	457,244	341,692
Revenue distributions payable	444,873	408,347
Derivative instruments	559,851	1,152,299
Short-term lease liabilities	456,347	455,723
Deferred revenue, VPP	37,603	35,864
Other current liabilities	11,140	16,099
Total current liabilities	2,068,117	2,551,052
Long-term liabilities:
Long-term debt	2,125,444	1,959,944
Deferred income tax liability, net	318,126	254,633
Derivative instruments	181,806	311,005
Long-term lease liabilities	2,964,115	2,830,175
Deferred revenue, VPP	118,366	110,832
Other liabilities	54,462	57,175
Total liabilities	7,830,436	8,074,816
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 313,930 shares and 311,020 shares issued and outstanding as of December 31, 2021 and March 31, 2022, respectively	3,139	3,110
Additional paid-in capital	6,371,398	6,266,506
Accumulated deficit	(617,377)	(795,830)
Total stockholders' equity	5,757,160	5,473,786
Noncontrolling interests	308,932	254,898
Total equity	6,066,092	5,728,684
Total liabilities and equity	$13,896,528	13,803,500

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2022
Revenue and other:
Natural gas sales	$720,369	995,792
Natural gas liquids sales	440,319	660,305
Oil sales	44,686	63,294
Commodity derivative fair value losses	(177,756)	(1,011,380)
Marketing	164,790	69,038
Amortization of deferred revenue, VPP	11,150	9,272
Other income	640	519
Total revenue	1,204,198	786,840
Operating expenses:
Lease operating	24,547	17,780
Gathering, compression, processing, and transportation	605,077	590,278
Production and ad valorem taxes	44,697	52,808
Marketing	162,077	98,896
Exploration	219	898
General and administrative (including equity-based compensation expense of $5,642 and $4,649 in 2021 and 2022, respectively)	44,074	35,691
Depletion, depreciation, and amortization	194,026	168,388
Impairment of oil and gas properties	34,062	22,462
Accretion of asset retirement obligations	788	2,444
Contract termination	91	8
Loss on sale of assets	—	1,786
Total operating expenses	1,109,658	991,439
Operating income (loss)	94,540	(204,599)
Other income (expense):
Interest expense, net	(42,743)	(37,713)
Equity in earnings of unconsolidated affiliate	18,694	25,178
Loss on early extinguishment of debt	(43,204)	(10,654)
Loss on convertible note equitization	(39,046)	—
Transaction expense	(2,291)	—
Total other expense	(108,590)	(23,189)
Loss before income taxes	(14,050)	(227,788)
Income tax benefit	2,946	53,092
Net loss and comprehensive loss including noncontrolling interests	(11,104)	(174,696)
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	4,395	(18,277)
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(15,499)	(156,419)

Loss per share—basic	$(0.05)	(0.50)
Loss per share—diluted	$(0.05)	(0.50)

Weighted average number of shares outstanding:
Basic	296,746	314,081
Diluted	296,746	314,081

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2021	2022
Cash flows provided by (used in) operating activities:
Net loss including noncontrolling interests	$(11,104)	(174,696)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	194,814	170,832
Impairments	34,062	22,462
Commodity derivative fair value losses	177,756	1,011,380
Gains (losses) on settled commodity derivatives	5,322	(285,386)
Deferred income tax benefit	(2,946)	(57,383)
Equity-based compensation expense	5,642	4,649
Equity in earnings of unconsolidated affiliate	(18,694)	(25,178)
Dividends of earnings from unconsolidated affiliate	42,756	31,285
Amortization of deferred revenue	(11,150)	(9,272)
Amortization of debt issuance costs, debt discount and debt premium	4,536	1,451
Settlement of asset retirement obligations	—	(886)
Loss on sale of assets	—	1,786
Loss on early extinguishment of debt	43,204	10,654
Loss on convertible note equitizations	39,046	—
Changes in current assets and liabilities:
Accounts receivable	(7,200)	33,244
Accrued revenue	(21,199)	(69,442)
Other current assets	3,593	(2,952)
Accounts payable including related parties	16,527	37,664
Accrued liabilities	(17,779)	(94,456)
Revenue distributions payable	84,296	(36,526)
Other current liabilities	2,249	(3,557)
Net cash provided by operating activities	563,731	565,673
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(14,691)	(23,789)
Drilling and completion costs	(105,131)	(184,557)
Additions to other property and equipment	(3,336)	(7,530)
Proceeds from asset sales	—	195
Change in other assets	262	564
Change in other liabilities	(79)	—
Net cash used in investing activities	(122,975)	(215,117)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(100,045)
Issuance of senior notes	1,200,000	—
Repayment of senior notes	(660,516)	(591,943)
Borrowings (repayments) on bank credit facilities, net	(873,800)	387,700
Payment of debt issuance costs	(15,370)	—
Distributions to noncontrolling interests in Martica Holdings LLC	(24,699)	(35,757)
Employee tax withholding for settlement of equity compensation awards	(5,645)	(10,377)
Convertible note equitizations	(60,461)	—
Other	(265)	(134)
Net cash used in financing activities	(440,756)	(350,556)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$35,097	80,454
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$35,882	(14,449)

The following table set forth unaudited selected financial data for the three months ended March 31, 2021 and 2022:

	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2021	2022	(Decrease)	Change
Revenue:
Natural gas sales	$720,369	995,792	275,423	38%
Natural gas liquids sales	440,319	660,305	219,986	50%
Oil sales	44,686	63,294	18,608	42%
Commodity derivative fair value losses	(177,756)	(1,011,380)	(833,624)	*
Marketing	164,790	69,038	(95,752)	(58)%
Amortization of deferred revenue, VPP	11,150	9,272	(1,878)	(17)%
Other income	640	519	(121)	(19)%
Total revenue	1,204,198	786,840	(417,358)	(35)%
Operating expenses:
Lease operating	24,547	17,780	(6,767)	(28)%
Gathering and compression	220,288	201,462	(18,826)	(9)%
Processing	184,320	190,601	6,281	3%
Transportation	200,469	198,215	(2,254)	(1)%
Production and ad valorem taxes	44,697	52,808	8,111	18%
Marketing	162,077	98,896	(63,181)	(39)%
Exploration	219	898	679	*
General and administrative (excluding equity-based compensation)	38,432	31,042	(7,390)	(19)%
Equity-based compensation	5,642	4,649	(993)	(18)%
Depletion, depreciation, and amortization	194,026	168,388	(25,638)	(13)%
Impairment of oil and gas properties	34,062	22,462	(11,600)	(34)%
Accretion of asset retirement obligations	788	2,444	1,656	*
Contract termination	91	8	(83)	(91)%
Loss on sale of assets	—	1,786	1,786	*
Total operating expenses	1,109,658	991,439	(118,219)	(11)%
Operating income (loss)	94,540	(204,599)	(299,139)	*
Other earnings (expenses):
Interest expense, net	(42,743)	(37,713)	5,030	(12)%
Equity in earnings of unconsolidated affiliate	18,694	25,178	6,484	35%
Loss on early extinguishment of debt	(43,204)	(10,654)	32,550	(75)%
Loss on convertible note equitizations	(39,046)	—	39,046	*
Transaction expenses	(2,291)	—	2,291	*
Total other expense	(108,590)	(23,189)	85,401	(79)%
Loss before income taxes	(14,050)	(227,788)	(213,738)	*
Income tax benefit	2,946	53,092	50,146	*
Net loss and comprehensive loss including noncontrolling interests	(11,104)	(174,696)	(163,592)	*
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	4,395	(18,277)	(22,672)	*
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(15,499)	(156,419)	(140,920)	*

Adjusted EBITDAX	$519,490	706,882	187,392	36%

* Not meaningful

The following table set forth selected operating data for the three months ended March 31, 2021 and 2022:

	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2021	2022	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	207	199	(8)	(4)%
C2 Ethane (MBbl)	4,405	4,005	(400)	(9)%
C3+ NGLs (MBbl)	9,926	9,638	(288)	(3)%
Oil (MBbl)	960	724	(236)	(25)%
Combined (Bcfe)	299	285	(14)	(5)%
Daily combined production (MMcfe/d)	3,322	3,165	(157)	(5)%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$3.48	5.01	1.53	44%
C2 Ethane (per Bbl)	$8.20	16.74	8.54	104%
C3+ NGLs (per Bbl)	$40.72	61.55	20.83	51%
Oil (per Bbl)	$46.55	87.45	40.90	88%
Weighted Average Combined (per Mcfe)	$4.03	6.04	2.01	50%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$3.56	3.60	0.04	1%
C2 Ethane (per Bbl)	$7.53	16.63	9.10	121%
C3+ NGLs (per Bbl)	$39.79	61.14	21.35	54%
Oil (per Bbl)	$45.80	86.76	40.96	89%
Weighted Average Combined (per Mcfe)	$4.05	5.03	0.98	24%
Average costs (per Mcfe):
Lease operating	$0.08	0.06	(0.02)	(25)%
Gathering and compression	$0.74	0.71	(0.03)	(4)%
Processing	$0.62	0.67	0.05	8%
Transportation	$0.67	0.70	0.03	4%
Production and ad valorem taxes	$0.15	0.19	0.04	27%
Marketing (revenue) expense, net	$(0.01)	0.10	0.11	*
Depletion, depreciation, amortization, and accretion	$0.65	0.60	(0.05)	(8)%
General and administrative (excluding equity-based compensation)	$0.13	0.11	(0.02)	(15)%

(1)	Production volumes exclude volumes related to VPP transaction.
(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.
(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.